Exhibit 99.1

NEWS RELEASE

The Manitowoc Company Prices

$600 Million Senior Notes Offering

MANITOWOC, Wis. — October 13, 2010 — The Manitowoc Company, Inc. (NYSE: MTW) today announced that it had priced a public offering of $600 million aggregate principal amount of Senior Notes maturing in 2020 and bearing interest at an annual rate of 8.50%.  The Senior Notes were priced at 99.165% to yield 8.625%.  The offering is being made pursuant to a shelf registration statement and is expected to close on October 18, 2010. Manitowoc plans to use the net proceeds of the offering to make a partial repayment of amounts outstanding under its term loan facilities.  Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, and Banc of America Securities LLC are acting as joint book-running managers for the offering.

The offering of Senior Notes is being made only by means of a prospectus and prospectus supplement, a copy of which may be obtained by contacting Deutsche Bank Securities Inc. at Prospectus Department, Harborside Financial Center, 100 Plaza One, Jersey City, New Jersey 07311, or by calling (800) 503-4611.  An electronic copy of the prospectus and prospectus supplement is available from the Securities and Exchange Commission’s website at www.sec.gov.

This press release is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About The Manitowoc Company, Inc.

The Manitowoc Company, Inc. is a multi-industry, capital goods manufacturer with more than 100 manufacturing and service facilities in 23 countries. It is recognized as one of the world’s largest providers of lifting equipment for the global construction industry, including lattice-boom cranes, tower cranes, mobile telescopic cranes, and boom trucks. Manitowoc also is one of the world’s leading innovators and manufacturers of commercial foodservice equipment serving the ice, beverage, refrigeration, food prep, and cooking needs of restaurants, convenience stores, hotels, healthcare, and institutional applications.

For More Information:

Carl J. Laurino

Senior Vice President and Chief Financial Officer

920-652-1720